REVISED AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     REVISED AMENDMENT No. 1, dated as of March 28, 1997 (this "Amendment"), to that certain AGREEMENT AND PLAN OF MERGER, dated as of October 23, 1996 (the "Agreement"), among VENTRITEX, INC., a Delaware corporation (the "Company"), ST. JUDE MEDICAL, INC., a Minnesota corporation ("Parent"), and PACESETTER, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Acquisition").

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition each have previously approved the Merger (as defined in Section 1.1 of the Agreement);

     WHEREAS, pursuant to Section 6.4 of the Agreement, the Boards of Directors of the Company, Parent and Acquisition determined to amend certain terms of the Merger and provisions of the Agreement as set forth in Amendment No. 1 thereto, dated as of March 28, 1997 ("Amendment No. 1"); and

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition desire to revise and restate Amendment No. 1 to read in its entirety as set forth below.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

     1. Defined Terms. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

     2.   Modification of Exchange Ratio.  a. The first sentence of subsection
(a) of Section 1.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

          At the Effective Time, each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the Shares") (other than Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become exchangeable for 0.5 of a fully paid and nonassessable share of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") (the "Exchange Ratio").

          b. Clause (ii) of Section 5.2(g) of the Agreement hereby is amended and restated in its entirety as follows:

          (ii) the holder of each Convertible Note outstanding immediately following the Merger thereafter shall have the right to convert such Convertible Note into Parent Common Stock at the rate of 29.0909 shares of Parent Common Stock for each $1,000 principal amount of the Convertible Notes, and

     3. Deletion of Certain Representations and Warranties of the Company. The representations and warranties made by the Company in the following Sections of the Agreement hereby are deleted retroactive to the date of the Agreement: 2.4; 2.7; 2.8; 2.9; 2.10; 2.11; 2.12; 2.13 (a) - (d) and (f) - (l); 2.14; 2.18; and
2.19. The deletion of such Sections shall not affect the numbering of any other Section of the Agreement.

     4. Additional Representation and Warranty by Parent and Acquisition. The Agreement hereby is amended by the addition of the following new Section 3.18:

          "3.18. Representations and Warranties True as of March 28, 1997.
                 --------------------------------------------------------
          To the knowledge of Parent, as of March 28, 1997, all of the representations and warranties of Parent and Acquisition set forth in this Agreement are true and correct in all material respects and to the knowledge of Parent there has not occurred any breach of any such representation or warranty in any material respect."

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

     5. Modification of Parent Disclosure Schedule. Section 3.9 of the Parent Disclosure Schedule hereby is modified by the addition of the information set forth in Schedule 3.9 attached hereto.

     6. Modification of Section 4.1. a. The language contained in the parentheticals appearing in the third and fourth lines of Section
4.1(a)(vii) of the Agreement hereby is amended and restated in its entirety as follows:

               (except for grants, in amounts consistent with past practice, made to employees prior to March 28, 1997, and except for new-hire grants, in amounts consistent with past practice, made to newly hired employees to whom offers of employment were made prior to March 28, 1997, as set forth in Section 4.1 of the Company Disclosure Schedule).

          b. Clause (B) of Section 4.1(a)(xi) of the Agreement hereby is amended and restated in its entirety to read as follows:

          (B) enter into any contract or agreement, other than in the ordinary course of business, or amend in any material respect any of the Contracts.

          c. Section 4.l(a) (xiii) is hereby amended to add at the end thereof the following:

               ; provided, however, that notwithstanding the foregoing, the Company may, without the prior written consent of Parent, pay, discharge, satisfy or settle claims or potential claims, related to or arising out of crystal hermeticicity failures in certain implanted Cadence V-110 devices, for which insurance carriers have acknowledged coverage or for which the Company's out-of-pocket expenditures do not exceed, in the aggregate, the reserve previously established in the Company's financial statements in respect of such matters and may provide reprogramming services and/or replacement devices to any existing users of Cadence V-110 devices consistent with the Company's policies as publicly announced prior to the date of this Amendment.

     7. Modification of Section 4.2. The second sentence of Section 4.2 hereby is amended and restated in its entirety to read as follows:

          Parent will, as promptly as practicable, but in all events not later than April 4, 1997, prepare and file with the SEC the S-4, containing a proxy statement/prospectus and form of proxy, for the registration under the Securities Act of the shares of Parent Common Stock issuable in the Merger.

     8. Modification of Section 4.3. a. The first sentence of Section 4.3(a) of the Agreement hereby is amended by deleting clause (ii) appearing in the proviso such that the proviso reads in its entirety as follows:

          ; provided, however, that nothing in this Agreement shall prohibit the Company Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.


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          b. Section 4.3(b) of the Agreement hereby is amended to read in its entirety as follows:

               b. The Company Board shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) cause the Company to enter into any agreement with respect to any Acquisition Proposal.

     9. Modification of Section 4.8. Section 4.8 of the Agreement hereby is amended to add at the end thereof the following:

          Parent has entered into a cross-license agreement with Angeion Corporation ("Angeion") in the form of the cross-license agreement furnished on March 28, 1997 by counsel to Parent to counsel to the Company. FTC staff has informed Parent that this cross-license agreement eliminates the competitive concerns raised by the trans-action. Both Parent and the Company understand that the Commissioners of the FTC have the sole authority to close the investigation of the Merger.

    10. Modification of Closing Conditions. a. Subsection (g) of Section 5.1 of the Agreement hereby is deleted.

          b. Subsections (d) and (f) of Section 5.3 of the Agreement hereby are deleted.

    11. Modification of Termination Provisions. a. The date "May 1, 1997" set forth in subsections (b), (c) and (d) of Section 6.1 of the Agreement hereby is deleted and replaced with the date "June 30, 1997."

          b. Subsection (c) of Section 6.1 hereby is amended by deleting clause
(iii) thereof in its entirety, by adding the word "or" immediately before the number "(ii)" and by adding a period after the word "thereof" appearing at the end of clause (ii) of such subsection.

          c. The words ", or the Company shall have entered into a definitive agreement relating to a Superior Proposal" appearing at the end of subsection
(d) of Section 6.1 hereby are deleted and a period shall be placed after the word "foregoing" immediately preceding such deleted words.

          d. The reference to "Section 4.6(c)" set forth in Section 6.2 of the Agreement hereby is deleted and replaced with the reference "Section 4.6(d)".

          e. References to Section 6. l(c)(iii) appearing in Section 6.3 of the Agreement hereby are deleted.

          f. The Agreement hereby is amended by adding the following as Section 6.3(d) of the Agreement.




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


               "(d) If the Merger is not consummated by reason of (i) the termination of this Agreement pursuant to Section 6.1(c)(i) or a failure of the condition set forth in Section 5.2(a) to be satisfied (in either case due to a breach of a representation and warranty in a material respect of Parent or Acquisition set forth in Sections 3.4, 3.7, 3.8, 3.9, 3. 10, 3.12 or 3.13 or any of the
               foregoing representations and warranties of Parent or Acquisition having become untrue in a material respect) or (ii) a failure of the condition set forth in Section 5.2(f) to be satisfied, then the Company shall pay Parent the amount of Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) (and not as a penalty). Any amount due and owing pursuant to this Section 6.3(d) shall be made, in the case of the termination of this Agreement pursuant to Section 6. l(c)(i), on the date of such termination and, in the case of the nonconsummation of the Merger by reason of a failure of the conditions set forth in either
               Section 5.2(a) or Section 5.2(f) to be satisfied, on the date the Company notifies Parent of such failure. Any payments made by the Company to Parent pursuant to this Section 6.3(d) shall be in full satisfaction and settlement of any claims that Parent otherwise might have against the Company in respect of the failure of the Merger to be consummated."

    12.   Definitions. The following new Section 7.12 hereby is added to the
Agreement:

               SECTION 7.12. Certain Defined Terms. As used in this Agreement, the capitalized terms set forth below shall have the following meanings:

               "Company SEC Reports" means all reports, proxy statements and registration statements filed by the Company with the SEC since January 1, 1995.

               "Contracts" means all agreements and contracts to which the Company or any of its Subsidiaries is a party that are required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company with the SEC as of the date of this Agreement.

               "Employee Benefit Plans" means the plans and other agreements, arrangements or practices listed on Section 2.1l(a) of the Company Disclosure Schedule.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "GAAP" means U.S. generally accepted accounting principles.

               "knowledge of the Company" means the actual knowledge of any executive officer or member of the Company Board as listed in Section
          2.8 of the Company Disclosure Schedule.

               "knowledge of the Parent" means the actual knowledge of any executive officer or member of the Board of Directors of the Parent as listed in Section 3.8 of the Parent Disclosure Schedule.

               "Parent SEC Reports" means all reports, proxy statements and registration statements filed by the Parent with the SEC since January 1, 1995.

               "SEC" means the U.S. Securities and Exchange Commission.

               "Telectronics Agreements" means that certain Asset Purchase Agreement (United States) dated as of September 24, 1996, among O Acquisition, Inc., Telectronics Pacing Systems, Inc. and TPLC, Inc., the International Purchase Agreements referred to in such Asset Purchase Agreement (United States), the other agreements to be executed pursuant to such Asset Purchase Agreement (United States) and International Purchase Agreements and all amendments to the foregoing.



    13. Certain Representations and Warranties by the Company. The Company hereby represents and warrants to each of Parent and Acquisition as follows:

          a. The Company has all necessary corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by the Agreement as amended hereby (the "Amended Agreement"). The execution and delivery of this Amendment and the consummation of the transactions contemplated by the Amended Agreement have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by the Amended Agreement (other than, with respect to the Merger, the approval and adoption of the Amended Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Amendment has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          b. The Company Board has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Merger, contemplated by the Amended Agreement and resolved to recommend that the stockholders of the Company approve and adopt the Amended Agreement.

          c. The Financial Advisor has delivered to the Company Board its opinion to the effect that, as of the date of this Amendment, the Exchange Ratio (as modified by this Amendment) is fair to the holders of Shares, and such opinion has not been withdrawn.

          d. The Company has made available to Parent all material information requested by Parent and within the knowledge of the Company as of the date hereof relating to each of the recent crystal hermeticicity failures in certain implanted Cadence Model V-110 devices. As of the date hereof, the Company has provided the FDA with all material information, within the knowledge of the Company as of the date hereof, required to be provided, and has filed with the FDA all material notices and filings which to the knowledge of the Company as of the date hereof are required to be filed, in connection with such crystal hermeticicity failures. To the knowledge of the Company as of the date hereof, all such information, notices and filings are true, complete and accurate in all material respects. The notification and reprogramming procedure undertaken by the Company in response to such crystal hermeticicity failures has been authorized by the FDA and, to the knowledge of the Company as of the date hereof, the Company has no basis to believe that such reprogramming will not prevent the delivery of inappropriately rapid pacing pulses by the Cadence Model V-110. To the knowledge of the Company as of the date hereof, the Company has no basis to believe that such reprogramming (which is intended to disable the antitachycardia pacing function of the devices), in and of itself, will result in any malfunctions causing harm to a patient. The Company has furnished to Parent true and complete copies of all material correspondence and other written information between the Company and the FDA prior to the date hereof with


                                       -5-



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respect to the recent crystal hermeticicity failures. To the knowledge of the
Company as of the date hereof, the Company has no basis to believe that a crystal hermeticicity failure similar to the recent crystal hermeticicity failures in certain implanted Cadence Model V-110 devices would result in the delivery of inappropriately rapid pacing pulses in any other devices manufactured by the Company other than the Cadence Model V-112.

     To the knowledge of the Company as of the date hereof, except for the crystal hermeticicity failures described above, all devices presently being manufactured and marketed by the Company comply in all respects with applicable requirements of the U.S. Food and Drug Act, except for such failures to comply as would not have a Company Material Adverse Effect.

     Except as have been provided to Parent prior to the date hereof, to the knowledge of the Company as of the date hereof, from October 23, 1996 to the date hereof, there have been no written statements, citations, warning letters, FDA Forms 483, or decisions issued by any Governmental Entity stating that any device produced, manufactured, marketed or distributed at any time by the Company or any of its subsidiaries is defective or fails to satisfy in any material respect any applicable standards promulgated by any such Governmental Entity. Except as have been provided to Parent prior to the date hereof, to the knowledge of the Company as of the date hereof, there is no proceeding by the FDA or any other Governmental Entity, including, but not limited to, a grand jury investigation, a 405 hearing or a civil proceeding, pending or threatened as of the date hereof against the Company or any of its subsidiaries.

    14. Certain Representations and Warranties by Parent and Acquisition.
Parent and Acquisition hereby represent and warrant to the Company that each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by the Amended Agreement. The execution and delivery of this Amendment and the consummation of the transactions contemplated by the Amended Agreement have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Amendment or to consummate the transactions contemplated by the Amended Agreement. This Amendment has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    15. Effect of Amendment. As amended hereby, the Agreement shall remain and continue in full force and effect pursuant to its terms, and the Company, Parent and Acquisition hereby confirm all of the terms of the Amended Agreement. References in the Agreement to representations and warranties, covenants and other provisions shall be deemed to reflect the modifications, deletions and additions made by this Amendment (including, without limitation, the representations and warranties set forth in paragraphs 12 and 13 above, which are deemed to be added to the Agreement).

    16. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

    15. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.


                            [signature page follows]


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



     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf by the undersigned, thereunto duly authorized, as of the day and year first above written.

                                  ST.  JUDE MEDICAL, INC.



                                  By: /s/ Ronald A. Matricaria
                                     -------------------------------------------
                                  Name:  Ronald A. Matricaria
                                  Title: Chairman/CEO/President


                                  PACESETTER, INC.



                                  By: /s/ Stephen L. Wilson
                                     -------------------------------------------
                                  Name:  Stephen L. Wilson
                                  Title: Assistant Treasurer


                                  VENTRITEX, INC.



                                  By: /s/ Mark Meltzer
                                     -------------------------------------------
                                  Name:  Mark Meltzer
                                  Title: Vice President and General Counsel


                                       -7-